Exhibit 1

                        STOCK PURCHASE AGREEMENT

     This STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of May 22, 2000 by and between DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION ("DLJ") and BANCO HIPOTECARIO, an Argentine corporation (the "Buyer"), and relates to shares of common stock, par value $0.01 per share (the "Common Stock'), of Mortgage.com, Inc., a Florida Corporation (the "Company").

     WHEREAS, DLJ desires to sell to Buyer and Buyer desires to purchase from DLJ, the Shares (as defined below) on the terms and conditions set forth in this Agreement;

     WHEREAS, DLJ intends to purchase the Shares from an undisclosed seller (the "Seller") in a transaction to occur concurrently with the purchase of the Shares pursuant hereto;

     NOW, THEREFORE, the parties agree as follows:

     1. AGREEMENT TO PURCHASE AND SELL STOCK. DLJ agrees to sell to Buyer at the Closing, and Buyer agrees to purchase from DLJ at the Closing, an aggregate of 3,137,173 shares of Common Stock of the Company, at a price per Share equal to $1.554688, for an aggregate purchase price of $4,877,323.65. The shares of Common Stock purchased and sold pursuant to this Agreement will be collectively hereinafter referred to as the "Shares."

     2.   CLOSING.

     2.1. The Closing. The purchase and sale of the Shares (the "Closing") will take place at the offices of Buyer, 277 Park Avenue, New York, New York, at the time mutually agreed to by Buyer and DLJ, at or before 5:00 p.m., New York City time, on May 23, 2000 (or, if DLJ is unable with reasonable effort to obtain a share certificate representing the Shares from the Company's transfer agent prior to that date, then on the business day after DLJ notifies Buyer that it has obtained such certificate). At the Closing, DLJ will deliver to Buyer a certificate representing the Shares registered in the name of Buyer or its nominee, against delivery to DLJ by Buyer of the full purchase price of the Shares, paid by wire transfer of funds to DLJ to an account specified by DLJ in writing.

     3. REPRESENTATIONS AND WARRANTIES OF DLJ. DLJ hereby represents and warrants to Buyer that the statements in the following paragraphs of this Section 3 are true and correct:

     3.1. Due Authorization. All corporate action on the part of DLJ necessary for the authorization, execution and delivery of, and the performance of all obligations of DLJ under, this Agreement has been taken or will be taken prior to the Closing, and this Agreement constitutes a valid and legally binding obligation of DLJ, enforceable in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or others laws of general

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application relating to or affecting the enforcement of creditors' rights generally and (ii) the effect of rules of law governing the availability of equitable remedies.

     3.2. Title to Shares. Seller is the legal and beneficial owner of, and has good and marketable title to the Shares, free of adverse claims other than restrictions on transfer imposed by applicable law.

     3.3. No Liens. The Shares are not and will not be subject to (i) any pledge, lien, mortgage, hypothecation, security interest, charge, option, or any agreement purporting to grant such an encumbrance in the Shares or property or assets of the Seller which would include any Shares, or any encumbrance whatsoever, or (ii) any contractual restriction on the sale, pledge, transfer or hypothecation of the Shares, except as disclosed in the transfer restrictions on the face of the Shares.

     3.4. Acquisition and Holding of Shares. The Shares were acquired and paid for in full by Seller on June 5, 1998, and Seller has held the Shares continuously since such date. Seller is not an officer, director or controlling shareholder of the Company or otherwise in a position to control the management or policies of the Company or otherwise an "affiliate" of the Company within the meaning of the Act.

     4. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer hereby represents and warrants to, and agrees with, DLJ, that:

     4.1. Authorization. All corporate action on the part of Buyer and its officers, directors and stockholders necessary for the authorization, execution and delivery of, and the performance of all obligations of Buyer under, this Agreement has been taken or will be taken prior to the Closing, and this Agreement constitutes a valid and legally binding obligation of Buyer, enforceable in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or others laws of general application relating to or affecting the enforcement of creditors' rights generally and (ii) the effect of rules of law governing the availability of equitable remedies.

     4.2. Accredited Investor. Buyer is an "accredited investor" within the meaning under Rule 501 (a)(3) under the Act and is a financial institution organized under the laws of a country other than the United States of America that, as of December 31, 1999, had total assets in excess of $50,000,000, and by reason of its business and financial experience Buyer has such knowledge, sophistication, and experience in business and financial matters that it is capable of evaluating the merits and risks of the prospective investment in the Shares, and Buyer is able to bear the economic risk of such investment.

     4.3. Unregistered Shares. The Buyer understands that the Shares have not been registered under the Securities Act of 1933, as amended (the "Act"), and may not be sold except pursuant to an effective registration statement or pursuant to a duly available exemption from such registration requirements.

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     4.4. No View to Distribution.  The Buyer is purchasing the Shares for its own account for investment purposes and not with a view to or for distribution in a manner that would violate the Act.

     4.5. No Planned Sale or Distribution. In making any subsequent offering or sale of the Shares, which is not currently intended, the Buyer will be acting only for itself and not as part of a sale or planned distribution in violation of the Act.

     4.6. No Material Non-Public Information. The Buyer is not in possession of any material non-public information concerning the business, operations or prospects of the Company. The Buyer is not restricted from transferring the Shares because of any "blackout period" or similar policy of the Company or any of its affiliates.

     4.7. No Reliance.  The Buyer has, in connection with the Agreement
(i) the knowledge and sophistication to independently appraise and understand the financial and legal terms and conditions of the Agreement and to assume the economic consequences and risks thereof and has, in fact, done so as a result of arm's length dealings with DLJ; (ii) to the extent necessary, consulted with its own independent tax, accounting, financial, legal or other advisors and has made its own investment and trading decisions in connection with the Agreement, based upon its own judgment and the advice of such advisors and not upon any view expressed by DLJ; (iii) not relied upon any representations (whether written or oral) of DLJ, other than those representations expressly made in Section 3 hereof, and is not in any fiduciary relationship with DLJ, it being understood that information and explanations related to the terms and conditions of the Agreement shall not be considered investment advice or a recommendation to enter into the Agreement; and (iv) not obtained from DLJ (directly or indirectly through any other person) any advice, counsel or assurances as to the expected or projected success, profitability, performance, results or benefit of the Agreement and no communication (written or oral) received from DLJ shall be deemed to be an assurance or guarantee as to the expected results of the Agreement.

     4.8. Legend on Shares. The Buyer acknowledges that, so long as appropriate, a legend similar to the following may appear on the certificates representing the Shares: "These securities have not been registered under the Securities Act of 1933 and may be reoffered and sold only if registered or if an exemption from registration is available."

     4.9. Not a U.S. Person. The Buyer represents that Buyer is not a "U.S. person" within the meaning of Rule 902 of the Act.

     4.10. No Other Violation. The Buyer represents that, to the best of its knowledge, the purchase of the Shares does not violate any law or regulation applicable to it or its business.





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     5.   CONDITION TO CLOSING.

     5.1. Concurrent Purchase Condition. The obligations of DLJ to sell Shares hereunder are conditioned on the concurrent closing of the purchase by DLJ of the Shares from the Seller.

     6.   MISCELLANEOUS.

     6.1. Survival of Warranties. The representations, warranties and covenants of Buyer and DLJ contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing for a period of one year and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of DLJ, its counsel or Buyer, as the case may be.

     6.2. Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.

     6.3. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and to be performed in such State except, to the extent permitted by law, the laws pertaining to conflicts or choice of law.

     6.4. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     6.5. Headings. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs, exhibits and schedules shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits and schedules attached hereto, all of which exhibits and schedules are incorporated herein by this reference.

     6.6. Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or upon deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified as follows:

                    BUYER:
                    Banco Hipotecario
                    Reconquista 151
                    (1003) Capital Federal
                    Argentina
                    Attn:  Clarisa Lifsic
                           011-54-11-4347-5683




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                    DLJ:
                    Donaldson, Lufkin & Jenrette
                          Securities Corporation
                    277 Park Avenue
                    New York, New York 10172
                    Attn:  Michael J.  Campbell
                           Managing Director
                           Manager - Investment Services Group
                           212- 892-4146

     6.7. Reliance by Company. Each party acknowledges that Company may rely upon the representations contained herein.

     6.8. Costs, Expenses. Each party shall bear its own costs in connection with preparation, execution delivery and performance of this Agreement.

     6.9. Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Buyer and DLJ.

     6.10. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

     6.11. Entire Agreement. This Agreement, together with any exhibits or schedules hereto, constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings duties or obligations between the parties with respect to the subject matter hereof.

     6.12. Further Assurances. From and after the date of this Agreement, Buyer and DLJ shall execute and deliver such instruments, documents or other writings as the other party may deem reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.
















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

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BANCO HIPOTECARIO                        DONALDSON, LUFKIN &
                                         JENRETTE SECURITIES
                                         CORPORATION

By:  _________________________           By:  _________________________
     Name:                                    Name:
     Title:                                   Title:












































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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BANCO HIPOTECARIO                        DONALDSON, LUFKIN &
                                         JENRETTE SECURITIES
                                         CORPORATION

By:  _________________________           By:  _________________________
     Name:                                    Name:
     Title:                                   Title:












































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